UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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VIRIOS THERAPEUTICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 3, 2021

Dear Virios (VIRI) Shareholders,

As we are on the cusp of transitioning from spring to summer, we turn our attention to our first annual VIRI shareholder meeting to be held on June 22 at 11AM EST. I am sending you this message with two goals in mind. First, to provide you with an update on our progress during the first half of 2021. And second, to encourage you to execute your proxy and vote your shares over the next few weeks. Your votes are essential to enable us to both execute formal business (i.e., elect directors and ratify our selection of an independent accounting firm), as well as to reach the quorum required to hold our meeting. To have a quorum for the meeting, a majority of our shares must be present by proxy or by virtual attendance at the meeting on June 22, 2021.

VIRI 2021 Progress Highlights are as Follows:

●	The VIRI research team has trained over 40 US based research sites to enable execution of our fibromyalgia (FM) Phase 2b program as planned in Q2
●	Our operations team has manufactured and shipped study drug to our research sites
●	Our chronic toxicology study has also commenced this quarter
●	IMC-1 Phase 2a FM data will be presented at both the European Union League Against Rheumatic Disease and International Association (EULAR) for the Study of Pain (IASP) annual meetings in June
●	Patient biopsy data generated in collaboration with the University of Alabama highlighting the role of activated, replicating herpes simplex type 1 (HSV-1) virus in Irritable Bowel Syndrome (IBS) patients was presented by Dr. Carol Duffy at the annual Digestive Disease Week Conference
●	We believe these patient biopsy data should help build scientific interest in exploring the potential of HSV-1 inhibitor therapy with IMC-1 as a potential treatment for patients with IBS

Based on this progress, we project we are now approximately one year away from reporting out top line results from our FM Phase 2b program. We believe positive results could represent a major value inflection milestone for VIRI.

Shareholder Proxy Voting:

By this time, you should have received your proxy notices via direct mail or electronic mail. It is critical that you vote to ensure that we have a quorum for the meeting and that we have your feedback on our two annual meeting proposals: election of our seven current directors and ratification of our current auditors, Dixon Hughes Goodman LLP, as our independent accounting firm for 2021. To vote, we encourage you to do one of the following:

●	If you have received you proxy card, you can vote via any of following means outlined on your proxy card with your 16-digit control number:
o	Vote by internet at www.proxyvote.com;
o	Vote by phone by calling 1-800-690-6903; or
o	Vote by mail (less preferable method due to slowness of mail service at this time).
●	If you own shares through an account at Broadridge, you can log on to your on-line Broadridge account and follow the link to vote your shares.
●	If you own shares through a different brokerage account or bank, contact them directly on how to vote your shares.

In summary, we have made terrific progress on our first half 2021 corporate objectives, most notably relating to launching our landmark Phase 2b FM trial in June 2021. We believe that we are approximately one year away from the next major milestone in progressing on our goal to upgrade care for the more than 200 million FM patients across the globe. We appreciate your past support and strongly encourage you to vote your shares in favor of the two proposals to be presented at the annual meeting. If you have any further questions about how to do so, please do not hesitate to reach out to our SVP of Finance and Corporate Secretary and Treasurer, Angela Walsh at angela@virios.com.

Warmest regards,

Greg Duncan

Chair & CEO Virios Therapeutics, Inc.

Forward-Looking Statements:

Statements in this communication contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this communication are forward-looking statements. Forward-looking statements contained in this communication may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Virios Therapeutics’ current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the completion and timing of the Phase 2b trial. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission. Forward-looking statements contained in this communication are made as of this date, and Virios Therapeutics, Inc. (VIRI) undertakes no duty to update such information except as required under applicable law.